Exhibit 10.1
THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 17, 2013 is entered into by and between Harbinger Group Inc., a Delaware corporation (the “Company”), and Michael Kuritzkes (“Executive”).
WHEREAS, Executive has offered to serve the Company, and the Company desires to employ Executive, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:
1.Term; Effectiveness. (a)    The term of Executive's employment under this Agreement shall commence as of June 17, 2013 (the “Effective Date”) and shall continue until October 1, 2014 (the “Expiration Date”) (such period, the “Initial Term”); provided, however, that such service period hereunder shall renew for an additional period  of one (1) year on the Expiration Date and each anniversary of the Expiration Date thereafter (each, a “Renewal Term”), unless either the Company or Executive has provided to the other a notice of termination of this Agreement at least ninety (90) days in advance of the Expiration Date or such applicable anniversary of the Expiration Date, stating that the Company or Executive, as applicable, does not intend to renew this Agreement; provided, that Executive's employment under this Agreement and this Agreement may be terminated at any earlier time solely pursuant to the provisions of Section 5 hereof.  The period of time from the Effective Date through the earlier of the expiration or termination of this Agreement is herein referred to as the “Term.”
(a)Executive agrees and acknowledges that the Company has no obligation to extend the Initial Term or any Renewal Term, or to continue Executive's employment hereunder following the Expiration Date.  Executive also agrees and acknowledges that, should Executive and the Company mutually agree to continue Executive's employment for any period of time following the Expiration Date or anniversary thereof (if applicable) notwithstanding the expiration or termination of this Agreement in accordance with its terms and without entering into a new written employment agreement, Executive's employment with the Company shall be “at will”, such that the Company may terminate Executive's employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice.
2.Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.
(a)“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has a direct or indirect ownership interest of more than 5% shall be treated as an Affiliate of the Company.
(b)“Control” means, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(c)“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.
(d)“Subsidiary” means, with respect to any Person, (i) any corporation of which at least a majority of the voting power with respect to the capital stock is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, at least a majority of the total equity or other ownership interest therein.
3.Duties and Responsibilities.
(a)Executive agrees to be employed by the Company and be actively engaged on a full-time basis in the business and activities of the Company and its Affiliates for the entirety of the Term, and, subject to Section 3(c), to devote substantially all of Executive's working time and attention to the Company and its Affiliates and the promotion of its business and interests and the performance of Executive's duties and responsibilities hereunder. During the Term, Executive agrees to use his reasonable best efforts to ensure that the business and activities of the Company and its Subsidiaries are conducted in compliance with all applicable laws, rules and regulations in all material respects. Executive shall be employed hereunder as General Counsel and an Executive Vice President of the Company with such duties and responsibilities as directed from time to time by the Chief Executive Officer of the Company (“CEO”) or the President of the Company (“President”) or the Board of Directors of the Company (the “Board”). Executive shall report directly to the CEO and the President.
(b)During the Term, Executive will carry out his duties as Executive Vice President and General Counsel in the Company's headquarters in New York City, or any future headquarters of the Company, subject to normal travel requirements in connection with the performance of his duties.
(c)During the Term, Executive shall use Executive's reasonable best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive's duties and responsibilities hereunder. For the avoidance of doubt, during the Term, Executive shall not be permitted to become employed by, engaged in or to render services for any Person other than the Company and its Affiliates, shall not be permitted to be a member of the board of directors of any Person (other than charitable or nonprofit organizations), in any case without the consent of the Board, and shall not be directly or indirectly materially engaged or interested in any business activity, trade or occupation (other than employment with the Company and its Affiliates as contemplated by the Agreement); provided that nothing herein shall preclude Executive from engaging in charitable or community affairs and managing his personal investments to the extent that such other activities do not, subject to Section 7, conflict in any material way with the performance of Executive's duties hereunder.
4.Compensation and Related Matters.
(a)Base Compensation. During the Term, for all services rendered under this Agreement, Executive shall receive aggregate annual base salary (“Base Salary”) at a rate of $500,000 per annum, payable in accordance with the Company's applicable payroll practices.
(b)Annual Bonus. During the Term, for each fiscal year, Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”), in an amount to be tied to the achievement of performance measures in accordance with the Company's bonus plan and Appendix B. The Executive's Annual Bonus for fiscal year 2013 will be pro-rated based on the portion of the fiscal year worked by Executive. The performance measures for each fiscal year during the Term after fiscal year 2013 will be determined by the Board, as advised by the Compensation Committee of the Board, in its sole discretion, after consultation with Executive. For fiscal year 2013, details regarding Executive's Annual Bonus are set forth on Appendix A. The determination whether Executive has achieved the performance measures for a fiscal year, and the amount of the Annual Bonus to be awarded for such year, will be determined by the Board, as advised by the Compensation Committee, in its sole discretion. Any cash bonus will be paid within 74 days of the end of the fiscal year for which it is awarded, except as set forth on Appendix A. Executive must be employed by the Company as of the last business day of the fiscal year to be eligible for an Annual Bonus for such year, except as provided otherwise in Section 5.
(c)Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit plans and programs commensurate with Executive's position that are provided by the Company from time to time for its senior executives generally, subject to the terms and conditions of such plans. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by Executive, except that no such action shall adversely affect any previously vested rights of Executive under such plans.
(d)Business and Relocation Expense Reimbursements. During the Term, the Company shall reimburse Executive for reasonable and properly documented business expenses in accordance with the Company's then-prevailing policies and procedures for expense reimbursement. The Company will also reimburse Executive for up to a total of $60,000 for the specific costs incurred by the Executive in relocating to New York that are described in the Spectrum Brands Domestic Relocation Policy (“Relocation Expenses”). Executive will provide documentation to the Company of Relocation Expenses no more frequently than on a monthly basis, and Relocation Expenses will be paid within thirty (30) days of Executive's providing the Company with documentation of such expenses that is satisfactory to the Company.
(e)Vacation. During the Term, Executive shall be entitled to annual paid vacation of no less than four (4) weeks and to reasonable sick leave as determined by the Board.
(f)Initial Equity Grant.    Within 90 days following the Effective Date, Executive shall receive a one-time equity award of options to acquire 50,000 shares of the stock of the Company (“Options”) and 25,000 shares of restricted stock (the “Restricted Stock”). The Options will have an exercise price equal to the closing price of the Company's common stock on the date of grant and will vest in equal installments on each of the first four anniversaries of the Effective Date, subject to Executive's continued employment on such dates, subject to accelerated vesting as set forth herein. The Restricted Stock will vest and the restrictions shall lapse on the third anniversary of the Effective Date, subject to Executive's continued employment on such date, subject to accelerated vesting as set forth herein. The Options and Restricted Stock shall be subject to the terms of the underlying award agreements and the Company's equity plan in effect from time to time. Notwithstanding the preceding two sentences, if the Executive's employment is terminated by the Company without Cause (defined below) or by the Executive for Good Reason (defined below), or by reason of death or Disability (defined below), then the Executive's then unvested Options and Restricted Stock granted pursuant to this Section 4(f) shall vest (and the restrictions on such Restricted Stock shall lapse) in proportion to the number of years of service completed, calculated as though Executive worked through completion of the Initial Term or Renewal Term in which Executive's employment terminates, on the date the Release Condition (defined below) is satisfied. Executive shall thereafter have six (6) months within which to exercise any Options that have vested pursuant to such accelerated vesting.
5.Termination of the Term.
(a)Executive's employment and this Agreement may be terminated by either party at any time and for any reason; provided, however, that Executive shall be required to give the Company at least 30 days advance written notice of any resignation of Executive's employment hereunder. Notwithstanding the foregoing, Executive's employment shall automatically terminate upon Executive's death.
(b)Following any termination of Executive's employment during the Term, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 4 shall cease, except as otherwise provided herein, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of any accrued but unpaid Base Salary and vacation time and for payment of any accrued obligations and unreimbursed expenses under Section 4(d) accrued or incurred through the date of termination of employment, (ii) for payment of the non-deferred cash portion of any Annual Bonus earned in respect of the fiscal year prior to the fiscal year in which termination of employment occurs but unpaid as of the date of termination of employment (paid when such non-deferred cash portion of the Annual Bonus would otherwise be payable), (iii) for the COBRA Payments (as defined below), (iv) as set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies, and (v) as otherwise expressly required by applicable statute. For the avoidance of doubt, date of termination or termination date shall mean the last date of actual and active employment, whether such day is selected by mutual agreement with Executive or unilaterally by the Company and whether with or without advance notice. Notwithstanding the above, if the Executive's employment is terminated for Cause or if he resigns his employment without Good Reason, the Executive shall not be entitled to receive any previously unpaid portion of the current or prior year's Annual Bonus or COBRA Payments. If the Term of this Agreement is not extended (or further extended), but the Executive's employment with the Company continues after the expiration of such Term, then such continued employment shall be on an “at will” basis upon such terms as the Company may prescribe; and if such “at will” employment is terminated by the Company, the Executive's right to severance shall be determined and be payable in accordance with that Company's policy in effect at such time, if any.
(c)(i) If, prior to the expiration of the then scheduled Initial Term or Renewal Term, Executive's employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason (defined below), then Executive shall be entitled (subject to the times payments will be made and other conditions set forth in Section 5(c)(ii)) to (A) severance pay equal to Executive's then monthly Base Salary for a period equal to twelve (12) months, payable during the period immediately following such termination in substantially equal monthly installments consistent with the Company's payroll practices, (B) vesting of the Initial Equity Grant as provided in Section 4(f), (C) payment of 50% of the unpaid deferred cash portion, and vesting of 50% of the unvested equity portion, of Annual Bonuses awarded for years prior to the year in which termination occurs, such that 50% of Executive's unvested options shall vest and the restrictions on 50% of Executive' s unvested options shall vest and the restrictions on 50% of Executive's restricted stock shall lapse, as of the termination date, (D) eligibility for an Annual Bonus pursuant to Appendix A for the fiscal year in which such termination occurs, which shall be paid (for the cash portion of any bonus) or granted (for the equity portion of any bonus) on the same terms and at the same time as other executives, except that (i) Executive shall only be entitled to 50% of any deferred cash component of the Annual Bonus, if any, which shall be paid as a lump sum payment made within seventy-four (74) days of the end of the fiscal year for which it is awarded (notwithstanding any provision of Section 5(c)(ii) providing for earlier payment), (ii) only 50% of the equity grant (RSUs and options) otherwise calculated pursuant to Appendix A will be awarded, and (iii) such equity grant shall be granted, and will be vested, as of the date the Annual Bonus is awarded, and (E) if Executive elects health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will reimburse Executive for the cost of COBRA premiums in excess of the cost of such benefits that active employees of the Company are required to pay for a period of twelve (12) months or until Executive obtains individual or family coverage through another employer, whichever comes first (the “COBRA Period”), subject to the conditions that: (I) Executive is responsible for immediately notifying the Company if Executive obtains alternative insurance coverage, (II) Executive will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (III) if Executive declines COBRA coverage, then the Company will not make any alternative payment to Executive in lieu of paying for COBRA premiums, and (IV) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to the Executive (such COBRA reimbursement payments, the “COBRA Payments”). All of Executive's unvested restricted stock and options that do not vest pursuant to this Section 5(c)(i) shall be forfeited on the termination date.
(i)Any severance payments or benefits under Section 5(b)(iii) and 5(c)(i) shall be (A) conditioned upon Executive having provided an irrevocable waiver and general release of claims in favor of the Company and its respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released

Parties”), in the Company's customary form (subject to modification by the Company to comply with changes in applicable laws) that has become effective and irrevocable in accordance with its terms within fifty five days after such termination of employment (the “Release Condition”) and (B) subject to Executive's continued compliance with the terms of the restrictive covenants in Sections 7, 8, 9, 10 and 11 of this Agreement. Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 20(d) below) provided that the Release Condition is satisfied.
(ii) For purposes of this Agreement, “Cause” means: (A) Executive's willful misconduct in the performance of his duties for the Company which causes material injury to the Company, (B) Executive's conviction of, or plea of guilty or nolo contendere to a felony (or the equivalent of a felony in a jurisdiction other than the United States), (C) Executive's material breach of this Agreement, (D) Executive's willful violation of the Company's written policies in a manner that is detrimental to the best interests of the Company, (E) Executive's fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company, (F) Executive's act of personal dishonesty which results in personal profit in connection with Executive's employment with the Company, (G) Executive's breach of fiduciary duty owed to the Company or (H) Executive's negligent actions which result in the loss of a material amount of capital of the Company or its Affiliates (the Company shall make the determination of materiality and shall promptly communicate such determination to Executive); provided, however, that Executive shall be provided a ten (10)-day period to cure any of the events or occurrences described in the immediately preceding clauses (C) or (D) hereof, to the extent curable. For purposes hereof, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. An act, or failure to act, based on specific authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
(iii)For purposes of this Agreement, “Disability” means Executive's incapacity, due to mental, physical or emotional injury or illness, such that Executive is substantially unable to perform his duties hereunder for a continuous period of ninety calendar days, or for more than a total of 120 calendar days during any 12 month period, subject to reasonable accommodation provisions of applicable laws. Executive's employment shall immediately terminate upon Disability.
(iv)For purposes of this Agreement, “Good Reason” means the occurrence, without Executive's express written consent, of any of the following events: (A) a material diminution in Executive's authority, duties or responsibilities; (B) a diminution of Base Salary; (C) a change in the geographic location of Executive's principal place of performance of his services hereunder to a location more than thirty (30) miles outside of New York City that is also more than thirty (30) miles from his primary residence at the time of such change, except for travel consistent with the terms of this Agreement; (D) the Company gives notice pursuant to Section 1 above that the Initial Term or Renewal Term is not to be extended so long as Executive continues to perform his duties for the Company through the end of such Initial Term or Renewal Term and separates from the Company at the end of such Initial Term or Renewal Term ; or (E) a material breach by the Company of this Agreement. For the avoidance of doubt, Executive's providing notice pursuant to Section 1 above that the Initial Term or Renewal Term is not to be extended does not constitute Good Reason. If the Executive does not give Company a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within twenty-five (25) days after the Executive has knowledge that an event constituting Good Reason has occurred, or is deemed to have occurred, the event will no longer constitute Good Reason; provided, however, that no such notice by the Executive shall be required in the case of a Good Reason event set forth in (D) above. In addition, the Executive must give the Company notice and thirty (30) days to cure, and if not cured, the Executive must, except as set forth in (D), actually terminate his or her employment within 120 days following, the event constituting Good Reason; otherwise, that event will no longer constitute Good Reason; provided, however, that no such notice by Executive shall be required in the case of a Good Reason event set forth in (D) above.
(d)Upon termination of Executive's employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company's request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) to the extent Executive is then serving thereon.
(e)The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder. Subject to Section 20, the Company may offset any amounts due and payable by Executive to the Company or its Subsidiaries against any amounts the Company owes Executive hereunder.
6.Acknowledgments. (a) Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company's Confidential Information (as defined below), including trade secrets. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.
(a)Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every commitment and restraint imposed by this Agreement is reasonable with respect to subject matter and time period, in light of (i) the scope of the business of the Company and its Affiliates, (ii) the importance of Executive to the business of the Company and its Affiliates, (iii) Executive's knowledge of the business of the Company and its Affiliates and (iv) Executive's relationships with the Company's investors, clients or customers. Accordingly, Executive agrees (x) to be bound by the provisions of Sections 7, 8, 9, 10 and 11, it being the intent and spirit that such provisions be valid and enforceable in all respects and (y) acknowledges and agrees that Executive shall not object to the Company, (or any other intended third-party beneficiary of this Agreement) or any of their respective successors in interest enforcing Sections 7, 8, 9, 10 and 11 of this Agreement.
7.Nonsolicitation. (a) Executive agrees that Executive shall not, directly or indirectly, whether by Executive, through an Affiliate or in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person:
(i)while an employee of the Company and during the period ending on the 18 month anniversary of Executive's date of termination of employment, solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of, or other Person who performs services for the Company or any business that acquires all or substantially all of the assets of, or is otherwise a successor to, the Company (an “Other Employing Entity”), or any of their respective Affiliates or Subsidiaries to resign or leave the employ or engagement of the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee or Person, or any other Person who provided services to the Company or any of their respective Affiliates during the six (6) months prior to such hiring, employment, engagement or contracting, to perform services other than for the benefit of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive's duties as General Counsel and an Executive Vice President of the Company;
(ii) while an employee of the Company and during the period ending on the 12 month anniversary of Executive's date of termination of employment, solicit, entice, encourage, influence, accept payment from, or provide services to, or attempt to solicit, entice, encourage, influence or accept payment from, or assist any other Person, firm or corporation, directly or indirectly, in the solicitation of or providing services to, any Client (as defined below) or any Prospective Client (as defined below), for the direct or indirect benefit of any competitor of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive's duties as President of the Company;
(iii) while an employee of the Company and during the period ending on the 12 month anniversary of Executive's date of termination of employment, directly or indirectly request or advise any Client or Prospective Client to alter, reduce, terminate, withdraw, curtail, or cancel the Client's or Prospective Client's business with the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive's duties as President of the Company; or
(iv)while an employee of the Company and during the period ending on the 18 month anniversary of Executive's date of termination of employment, solicit any agents, advisors, independent contractors or consultants of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries who are under contract or doing business with the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries to terminate, reduce or divert business with or from the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive's duties as General Counsel and an Executive Vice President of the Company.
(v)For purposes of this Agreement, “Client” means a Person to whom the Company, its Subsidiaries or Affiliates sold goods or provided services, and with whom Executive had substantial contacts, dealings or client relationship responsibilities (either directly or through supervising other employees who had such responsibilities) on behalf of the Company, its Subsidiaries or its Affiliates, at any time while Executive is employed by the Company (the “Look Back Period”) (but if Executive is not employed by the Company at the time of any activity described in Section 7(a)(iii) and 7(a)(iv), then the Look Back Period will not be longer than one (1) year prior to Executive's last day of employment), provided, however, a Client does not include any Person who became a client of the Company, its Affiliates or Subsidiaries both (A) as a result of a professional or social relationship that Executive developed with such Person before becoming employed by the Company or any of its Affiliates, and (B) without investment or assistance by the Company; and “Prospective Client” shall mean those Persons (X) that the Company is actively soliciting or is planning to solicit; and (Y) with whom Executive has met or with respect to which Executive has obtained Confidential Information in the course of or as a result of his performance of his duties to the Company.
(a)Notwithstanding Section 7(a), it shall not constitute a violation of Section 7(a) for Executive (i) to provide legal representation or other legal services to any Person; or (ii) to engage in the activities described in Section 7(a) with respect to any Person who provides legal representation or other legal services to the Company or any of its Affiliates or Subsidiaries as an employee or otherwise.
(b)The restrictive periods set forth in the Section 7(a) shall be deemed automatically extended by any period in which Executive is in violation of any of the provisions of Section 7(a), to the extent permitted by law.
(c)If a final and non-appealable judicial determination is made by a court of competent jurisdiction that any of the provisions of this Section 7 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 7 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and greatest extent that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the scope of such provision and to enforce such provision as so reduced, restricted or redefined).
(d)Moreover, and without limiting the generality of Section 13, notwithstanding the fact that any provision of this Section 7 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive's breach of any such provision.
8.Nondisclosure of Confidential Information. (a) Executive acknowledges that the Confidential Information obtained by Executive while employed hereunder by the Company and its Affiliates is the property of the Company or its Affiliates, as applicable. Therefore, Executive agrees that Executive shall not, whether during or after the Term, disclose, share, transfer or provide access to any unauthorized Person or use for Executive's own purposes or for the benefit of any unauthorized Person any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) Executive shall, unless prohibited by law, promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
(a)For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its Affiliates, or any funds or accounts managed by the foregoing, including, without limitation, all business information (whether or not in written form) which relates to the Company, its Affiliates, or any funds or accounts managed by the foregoing, or their investors, customers, suppliers or contractors or any other third parties in respect of which the Company or any of its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive's breach of this Agreement, including but not limited to: investment methodologies, investment advisory contracts, fees and fee schedules; investment performance of the accounts or funds managed by the Company or its respective Affiliates (“Track Records”); technical information or reports; brand names, trademarks, formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer or investor lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans or any analyses or plans relating to the acquisition, disposition or development of businesses, securities or assets of the Company or its Affiliates; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts and supplier lists. Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or their respective Subsidiaries and Affiliates, except that Executive may disclose information concerning such dispute to the court or arbitrator that is considering such dispute or to his legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute). Executive acknowledges and agrees that the Track Records were the work of teams of individuals and not any one individual and are the exclusive property of the Company and its Affiliates, and agrees that he shall in no event claim the Track Records as his own following termination of his employment for the Company.
(b)Except as set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive's immediate family and Executive's financial and legal advisors, or if previously disclosed by the Company in any public filing, or as may be required by law or ordered by a court or applicable under Section 12 of this Agreement. Executive further agrees that any disclosure to Executive's financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.
(c)Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.
9.Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its Subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while employed hereunder by the Company or its Subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company and its Subsidiaries and Affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive's employment hereunder, and, in any event, at the Company's request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its Subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company's personnel at any time with or without notice.
10.Intellectual Property Rights. (a) Executive agrees that the results and proceeds of Executive's employment by the Company or its Subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, Track Record, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while employed hereunder by the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Board, any of its Subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Board determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive's right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Board, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Board or such Subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.
(a)Executive agrees that, from time to time, as may be requested by the Board and at the Company's sole cost and expense, Executive shall do any and all reasonable and lawful things that the Board may reasonably deem useful or desirable to establish or document the Company's exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 10(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of Executive's employment by the Company. Executive further agrees that, from time to time, as may be requested by the Board and at the Company's sole cost and expense, Executive shall assist the Company in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive's obligation to provide reasonable assistance to the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination or expiration of the Term.
(b)Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
11.Non-Disparagement.
(a)During Executive's employment with the Company and thereafter, Executive agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Company, its Affiliates, or any entity affiliated with Philip A. Falcone or any of his family members, any Disparaging (defined below) remarks, comments or statements concerning the Company its Affiliates, any entity affiliated with Philip A. Falcone or any of his family members, or any of their respective present and former members, partners, directors, officers, employees or agents.
(b)In the event (i) Executive's employment terminates for any reason and (ii) Executive provides the Company with an irrevocable waiver and general release in favor of the Released Parties as set forth above in Section 5(c) that has become effective and irrevocable in accordance with its terms, the Company agrees that the CEO, the President and the Board shall not make, publish, or communicate at any time to any person or entity any Disparaging (defined below) remarks, comments or statements concerning Executive, except nothing herein shall prevent the Company from making truthful statements regarding Executive's termination as required or, in the discretion of the Board, deemed advisable to be made in the Company's public filings.

(c)For the purposes of this Section 11, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.
(d)Notwithstanding the foregoing, this Section 11 does not apply to (i) any truthful testimony, pleading, or sworn statements in any legal proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent Executive from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.
12.Notification of Employment or Service Provider Relationship. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 7, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered to the Board not later than seven (7) days prior to the date on which Executive is scheduled to commence such employment or engagement.
13.Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 7, 8, 9, 10 or 11 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company may be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post a bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 7, 8, 9, 10 or 11 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company's rights shall be unrestricted.
14.Representations of Executive; Advice of Counsel.
(a)Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive's obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive's duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.
(b)Prior to execution of this Agreement, Executive was advised by the Company of Executive's right to seek independent advice from an attorney of Executive's own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company's directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive's own judgment and any advice provided by Executive's attorney.
15.Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company's or its Affiliates' current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive's employment hereunder by the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of Executive's employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive's business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive after his employment with the Company has terminated and at a time when Executive is not receiving any severance pay from the Company, Executive shall not be required to devote more than forty (40) hours of his time per year with respect to this Section 15, except that such forty (40) hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.
16.Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation
17.Assignment.
(a)This Agreement is personal to Executive and without the prior written consent of the Board shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void.
(b)This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of Executive's death, Executive's estate and heirs in the case of any payments due to Executive hereunder).
(c)Executive acknowledges and agrees that all of Executive's covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and any successor or assign to all or substantially all of the Company's business or assets.
18.Arbitration. Any controversy, claim or dispute between the parties relating to the Executive's employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement (other than any controversy or claim arising under Section 7 or Section 8), shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Section 7 or Section 8 of the Agreement (for which Section 19 shall provide the sole and exclusive venue), (c) to change or modify any provision of this Agreement, (d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party's actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration, and one-half (1/2) of the costs of the arbitrator.
19.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions. Furthermore, as to Section 7 and Section 8, the Executive and the Company each agrees and consents to submit to personal jurisdiction in the state of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. The Executive and the Company further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Section 7 and Section 8 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in New York

County, New York. In addition, the Executive and the Company waive any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. Further, the Executive and the Company waive any right he may otherwise have to a trial by jury in any action to enforce the terms of this Agreement. The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party's address specified in Section 24, or such other updated address as has been provided to the other party from time to time in accordance with Section 24. Each party shall bear its own costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.
20.Amendment; No Waiver; 409A
(a)No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).
(b)The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(c)It is the intention of the Company and Executive that this Agreement comply with the requirements of Section 409A, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
(d)Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A that are due in connection with the Executive's “separation from service” (as defined in Section 409A) shall be made to Executive prior to the date that is six (6) months after the date of Executive's “separation from service” (as defined in Section 409A) or, if earlier, Executive's date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.
(e)For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service”.
(f)To the extent that any reimbursements pursuant to Section 4(e), 4(g) or 15 are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive's taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4(e), 4(g) and 15 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

21.Indemnification. To the extent permitted by law and the Company's governing documents and applicable insurance agreements, the Company shall indemnify Executive, hold Executive harmless, and make advances for expenses (including attorneys and costs) to Executive (subject to Executive's providing an undertaking to repay the Company that is acceptable to the Company) with respect to any and all losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable attorneys' fees and expenses) and causes of action imposed on, incurred by, asserted against or to which Executive may otherwise become subject by reason of or in connection with any act or omission of Executive, including any negligent act or omission, for and on behalf of Company that occurs during Executive's employment with the Company or in connection with Executive providing cooperation to the Company as set forth in Section 15 (other than testifying as a witness), that Executive reasonably and in good faith believes is in furtherance of the interest of Company, unless such act or omission constitutes gross negligence or intentional misconduct or is outside of the scope of Executive's authority, provided, however, that this Section 21 shall not be construed to grant Executive a right to be indemnified by Company for actions or proceedings brought by the Company for breach or anticipated breach of this Agreement by Executive.
22.Severability. If any provision or any part thereof of this Agreement, including Sections 7, 8, 9, 10 and 11 hereof, as applied to either party or to any circumstances, shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Agreement, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
23.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
24.Survival. The rights and obligations of the parties under the provisions of this Agreement (including without limitation, Sections 7 through 13 and Section 15) shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive's employment hereunder or any settlement of the financial rights and obligations arising from Executive's employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.
25.No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any arbitrator, court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
26.Clawback. Executive acknowledges that to the extent required by applicable law or written company policy adopted to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Annual Bonus, signing bonus (if any) and other incentive compensation (if any) shall be subject to any required clawback, forfeiture, recoupment or similar requirement.
27.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):
If to the Company:            Harbinger Group Inc.
Attn: President
450 Park Avenue
27th Floor
New York, NY, 10022
(212) 906-8559

With a copy to (which shall not constitute notice hereunder):

Bryan Cave LLP
                    1290 Avenue of the Americas
New York, NY 10104-3300
(212) 541-2000
Attn: Vincent Alfieri, Esq.

If to Executive:            Michael Kuritzkes

28.Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
29.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (PDF)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.
HARBINGER GROUP INC.

By: /s/ Omar M. Asali___________
Name: Omar M. Asali
Title: President

Michael Kuritzkes

/s/ Michael Kuritzkes____________

Appendix A
For the Fiscal Year Ending in 2013

Your bonus shall be subject to, and governed by, the terms of the Harbinger Group Inc. 2011 Omnibus Equity Award Plan (or any successor plan intended to qualify under Code Section 162(m)).
Your annual bonus will have two components (i) a component based on growth in the Company's Net Asset Value (NAV) (the “Corporate Bonus”) and (ii) a component based on your individual performance against your individual responsibilities and goals established by the Compensation Committee for each fiscal year (“Individual Bonus”). For the fiscal year ending in 2013, all bonus calculations described below will be pro rated based on the proportion between the portion of the fiscal year from the Effective Date to the end of the fiscal year and the entire fiscal year (e.g., the bonus calculations will be multiplied by 28.77%).
The Compensation Committee shall determine in its discretion the extent to which you have achieved your Individual Bonus goals and the amount of such Individual Bonus, provided, however, you will not be eligible for any Individual Bonus unless the Compensation Committee determines that you have substantially achieved your goals, and the maximum amount of your Individual Bonus shall not exceed the product of (i) two, times (ii) 50%, times (iii) your target variable compensation as set forth in Appendix B or as modified in subsequent fiscal years (the amount in clause (iii), the “Target Bonus”). The Compensation Committee shall certify the amounts of the Individual Bonus, if any, and authorize the payout of the Individual Bonus, which shall be paid within 74 days after the end of the fiscal year for which it is awarded.
Your Corporate Bonus will be determined as follows. At the beginning of the fiscal year, the Company will establish a target bonus pool for all plan participants (“Target Pool”). Promptly following the end of the fiscal year, the Compensation Committee will determine, and the Company will fund, a bonus pool (“Corporate Bonus Pool”) up to 12% of the excess, if any, of (A) adjusted net asset value of the Company (“NAV”) at the end of the fiscal year over (B) NAV at the beginning of the fiscal year plus a required threshold return of 7% (such threshold return, the “Threshold Return”). If the Threshold Return is not achieved for the fiscal year, then no Corporate Bonus shall be paid for the fiscal year. In addition, if the Threshold Return is not achieved for a fiscal year, then the Corporate Bonus Pool for the next fiscal year shall be based on growth as compared to the highest NAV for the preceding two fiscal years (and still subject to the Threshold Return).
The Compensation Committee shall determine and shall certify the amounts of your Corporate Bonus, if any, and authorize the payout of the Corporate Bonus as described below. If amounts in excess of the Threshold Return are achieved, then the Corporate Bonus Pool will be funded and paid out in the manner set forth herein for each fiscal year. Your portion of the Corporate Bonus Pool for each fiscal year in which the Threshold Return is achieved will be calculated by multiplying (i) the amount of the pool, by (ii) the fraction in which the numerator is 50% of your Target Bonus and the denominator is the cumulative total of the portions of all target variable compensation payable through Corporate Bonuses for all participants eligible to receive a portion of the Corporate Bonus Pool in that fiscal year.
If the Bonus Pool is less than or equal to two times the Target Pool, then the Bonus Pool will be paid out currently within 74 days after the end of the applicable fiscal year (the date of payment the “Original Payment Date”). For the fiscal year ending in 2013, the payout will be in the following proportion of cash and equity: (x) 40% will be paid out in cash, (y) 51% will be granted as restricted stock (which restrictions will lapse in substantially equal installments on each of the first two anniversaries of the date of grant (the “Grant Date”) and (z) 9% will consist of stock options which will vest in substantially equal installments on each of the first two anniversaries of the Grant Date, in each case subject to continued employment on the relevant anniversary except as set forth in Section 5 of this Agreement. All payments and vested grants are subject to withholding and deductions as required by applicable laws.
If the Bonus Pool is in excess of two times the Target Pool, then in addition to the payments set forth in the preceding paragraph, subject to adjustment as set forth below, the portion of the excess amount allocated to your Corporate Bonus (the “Deferred Amount”) will be paid as follows: (W) 20% of the Deferred Amount shall be paid out in cash on the first anniversary of the Original Payment Date, (X) 20% of the Deferred Amount shall be paid out in cash on the second anniversary of the Original Payment Date (together, the amounts described in clauses (W) and (X), “Deferred Cash”), (Y) 51% of the Deferred Amount will be granted as restricted stock (which restrictions will lapse in substantially equal installments based on continued service with the Company on each of the second and third anniversary of the Grant Date) and (Z) 9% of the Deferred Amount will consist of stock options which will vest in substantially equal installments on the second and third anniversary of the Grant Date, in each case subject to continued employment on the relevant anniversary, except as set forth in Section 5 of this Agreement.
If there is a Deferred Amount payable for a fiscal year, and the increase in NAV in either of the next two fiscal years does not exceed the Threshold Return for each of such fiscal years (or there is a decline in NAV in either of the next two fiscal years), then a portion of the Deferred Cash which would otherwise be paid for the fiscal year shall be reduced (and not paid), corresponding to the decrease (expressed in percentage) in NAV below the Threshold Return. For illustrative purposes only, if the NAV in the first fiscal year increases by only 1% over the NAV for the prior fiscal year, then the portion of the Deferred Cash that would otherwise be payable on the first anniversary of the Original Payment Date will be reduced by 6% (7% Threshold Return minus 1% NAV growth achieved); but if the NAV in the first fiscal year decreases by 10% from the NAV for the prior fiscal year, then the portion of the Deferred Cash that would otherwise be payable on the first anniversary of the Original Payment Date will be reduced by 17% (7% Threshold Return minus a negative 10% NAV growth achieved). Deferred equity is not subject to reduction pursuant to this paragraph.
The Board or the Compensation Committee may alter the mix of cash and equity that is distributed in payment of the bonuses for future fiscal years. The Board (and Compensation Committee) currently intends to continue the bonus plan (for the fiscal year ending in 2013 and future fiscal years) but retains the power to amend, modify or terminate the bonus plan.

Appendix B - Applicable to Fiscal Year Ending in 2013 and Subsequent Years
Employee: Michael Kuritzkes
Title: Executive Vice President and General Counsel
Reports to: Chairman & CEO and President
Employment start date: June 17, 2013
Annual Salary: $500,000
Target variable compensation: $800,000 (pro rated for FY 2013, $230,137)
You will be eligible to receive variable compensation according to a plan established for senior managers by the Compensation Committee. The bonus plan for fiscal year 2013 is currently designed to deliver your total target variable compensation (“Target Bonus”) as follows: 50 percent based upon your achievement of individual performance goals as determined by the Compensation Committee (“Target Individual Bonus”), and 50 percent of your Target Bonus will be based on the firm's NAV performance (“Corporate Bonus”), as described in Appendix A of this Agreement. For fiscal year 2013, all bonus calculations will be pro rated based on the proportion between the portion of the fiscal year from the Effective Date to the end of the fiscal year and the entire fiscal year (e.g., the bonus calculations will be multiplied by 28.77%). Although the Company expects this plan to remain substantially unchanged over time, the Board of Directors may adjust or alter the variable compensation plan, your Target Bonus, and the allocation between your Target Individual Bonus and Corporate Bonus, at its discretion. All incentive compensation awards are subject to the terms of the Harbinger Group Inc. 2011 Omnibus Equity Award Plan, as may be amended from time to time.